EXHIBIT 2.1

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

June 30, 2007

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Silver Corporation have been prepared by, and are the responsibility of, the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous periods.

Minco Silver Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

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MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Expressed in Canadian Dollars)
	June 30, 2007	December 31 2006

ASSETS

Current assets
Cash and cash equivalents	$120,964	$85,764
Short-term investments (Note 2)	18,224,781	20,285,576
Receivables	452,339	158,402
Prepaid expenses and deposits	27,295	34,003

Total current assets	18,825,379	20,563,745

Plant, property and equipment (Note 4)	119,818	80,519

Total assets	$18,945,197	$20,644,264

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$741,266	$1,382,322
Due to Minco Gold Corporation (Note 6(a))	1,261,348	442,404

Total liabilities	2,002,614	1,824,726
Commitments and contingencies (Notes 8 and 10)

SHAREHOLDERS' EQUITY
Share capital (Note 5(a))	21,791,419	21,266,071

Contributed surplus (Note 5(c))	5,360,498	4,694,498

Deficit accumulated during the exploration stage	(10,209,334)	(7,141,031)

Total shareholders’ equity	16,942,583	18,819,538

Total liabilities and shareholders’ equity	$18,945,197	$20,644,264
See accompanying notes to consolidated financial statements

On behalf of the Board:	“Chan-Seng Lee”	“William Meyer”
Chan-Seng Lee	William Meyer

Director Director

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MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited-Prepared by Management)
(Expressed in Canadian Dollars)
	Three months Ended June 30, 2007	Three months Ended June 30, 2006	Six months Ended June 30, 2007	Six months Ended June 30, 2006	Cumulative from August 20, 2004 (inception) to June 30, 2007

Exploration permits	$-	$-	$-	$-	$1,739,594
Other exploration costs (Note 3)	1,379,129	229,726	1,823,763	404,972	3,887,222
Total exploration costs	1,379,129	229,726	1,823,763	404,972	5,626,816

Administrative expenses
Accounting and audit	12,019	17,573	24,924	69,182	228,322
Amortization	4,080	(705)	7,685	3,633	25,476
Consulting	16,759	14,742	40,208	36,933	176,022
Director’s fees (Note 6 (b))	20,333	16,500	32,333	16,500	73,583
Foreign exchange loss (gain)	2,664	(5,477)	6,643	(5,822)	(33,488)
Investor relations	153,408	84,302	341,134	160,843	944,712
Legal	5,410	16,866	16,022	22,245	210,292
Regulatory and filing	25,340	15,941	33,994	27,087	169,228
Rent and other office expenses	74,185	58,648	138,863	121,621	575,121
Property investigation	13,295	35,770	28,962	54,616	247,797
Salaries and benefits	75,964	38,391	150,263	79,422	510,479
Stock based compensation (Note 5(d))	337,000	262,000	802,000	358,000	2,301,000

	740,457	554,551	1,623,031	944,260	5,428,544

Operating loss	(2,119,586)	(784,277)	(3,446,794)	(1,349,232)	(11,055,360)

Interest and sundry income	176,094	65,473	378,491	118,119	846,026

Loss for the period	(1,943,492)	(718,804)	(3,068,303)	(1,231,113)	(10,209,334)

Deficit, beginning of period	(8,265,842)	(3,396,079)	(7,141,031)	(2,883,770)	-

Deficit, end of period	$(10,209,334)	$(4,114,883)	$(10,209,334)	$(4,114,883)	$(10,209,334)

Loss per share - basic and diluted	$(0.06)	$(0.03)	$(0.10)	$(0.05)	$(0.42)

Weighted average number of common shares outstanding
- basic and diluted	31,056,200	25,256,230	30,975,296	25,238,404	24,412,887

See accompanying notes to consolidated financial statements

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MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited-Prepared by Management)
(Expressed in Canadian Dollars)
	Three months Ended June 30, 2007	Three months ended June 30, 2006	Six months Ended June 30, 2007	Six months Ended June 30, 2006	Cumulative from August 20, 2004 (inception) to June 30, 2007
Cash flows from (used in) operating activities
Net loss for the period	$(1,943,492)	$(718,804)	$(3,068,303)	$(1,231,113)	$(10,209,334)
Adjustment for items not involving cash:
- exploration permits	-	-	-	-	484,000
- exploration costs	-	-	-	-	63,331
- stock-based compensation (Note 5(d))	337,000	262,000	802,000	358,000	2,301,000
- amortization	4,080	(705)	7,685	3,633	25,476
- foreign exchange gain	-	-			(24,000)
Changes in non-cash working capital items:
- decrease (increase) in receivables	(135,884)	3,058	(293,937)	5,965	(452,339)
- decrease (increase) in prepaid expenses and deposits	5,910	(176,005)	6,708	(175,310)	(27,295)
- increase (decrease) in accounts payable and accrued liabilities	217,688	(16,196)	(641,056)	46,537	281,266

	(1,514,698)	(646,652)	(3,186,903)	(992,288)	(7,557,895)

Cash flows from (used in) financing activities
Proceeds from issuance of shares and warrants (Note 5(a))	335,182	25,000	389,348	87,375	24,787,586
Advances from Minco Gold Corporation (Note 6(a))	967,682	286,330	818,944	260,346	1,261,348

	1,302,864	311,330	1,208,292	347,721	26,048,934

Cash flows from (used in) investing activities
Acquisition of equipment	(39,582)	(33,465)	(46,984)	(37,808)	(145,294)
Decrease (increase) in short-term investments	318,468	535,372	2,060,795	880,765	(18,224,781)

	278,886	501,907	2,013,811	842,957	(18,370,075)

Increase in cash and cash equivalents	67,052	166,585	35,200	198,390	120,964

Cash and cash equivalents, beginning of period	53,912	122,794	85,764	90,989	-

Cash and cash equivalents, end of period	$120,964	$289,379	$120,964	$289,379	$120,964

Supplemental disclosure of cash flow information
Interest paid in cash	$-	$-	$-	$-	$-
Income taxes paid in cash	$-	$-	$-	$-	$-

See accompanying notes to consolidated financial statements

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

1.

Nature of Business and Basis of Presentation

Minco Silver Corporation was incorporated on August 20, 2004 under the laws of British Columbia, Canada. Its principal business activities include the acquisition and exploration of silver mineral properties. At June 30, 2007, Minco Gold Corporation (formerly Minco Mining & Metals Corporation) (“Minco Gold”) owned 14,000,000 common shares representing 45% equity interest in Minco Silver Corporation.

Minco Silver Corporation (the “Company”) is exploring and evaluating silver mineral properties and projects in the People’s Republic of China (“China”). The Company is considered to be an exploration stage enterprise as it has not yet generated any revenue from operations. The Company’s long term viability and the recoverability of amounts shown for long term assets in the Company’s balance sheet are dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the exploration and development of its properties, the receipt of necessary permits and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the same accounting policies and methods of application as those disclosed in Note 2 of the Company’s annual consolidated financial statements for the year ended December 31, 2006 and accordingly should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2006. In the opinion of management, all adjustments considered necessary for the fair presentation of results for the periods presented have been reflected in these unaudited interim consolidated financial statements. Those adjustments consist only of normal recurring adjustments. Operating results of these interim periods are not necessary indicative of result that may be expected for the full fiscal year ending December 31, 2007. These consolidated financial statements include the accounts of Minco Silver Corporation, its 100% owned subsidiary Minco Silver Ltd., and its interest in the Fuwan Property. All material inter-company accounts and transactions have been eliminated upon consolidation.

2.

Short-term Investments

As at June 30, 2007, short-term investments consist of cashable guaranteed investment certificates. The yields on these investments were 4.20% to 4.35%.

As at December 31, 2006, short-term investments consist of cashable guaranteed investment certificates and Provincial Bonds. The yields on these investments were 3.80% to 4.35%.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

3.

Mineral Interests

Guangdong Province, China

On April 16, 2004, Minco Gold entered into a preliminary joint venture agreement, superseded by a formal joint venture agreement dated September 28, 2004, with other third parties to explore and develop a mineral property known as the Changkeng Property in Guangdong Province, China.  The target mineral in the Changkeng Property is gold but the property is known to also contain silver mineralization.  The gold and silver zones on the Changkeng Property are geologically distinct and can be mined as separate entities without interference. The silver zone is hereafter referred to as the “Changkeng Silver Interest”.

On August 20, 2004, Minco Gold transferred the following mineral interests to the Company in exchange for 14,000,000 common shares:

(a)

The right to earn a 51% interest in the Changkeng Silver Interest;

(b)

A preliminary joint venture agreement in relation to the exploration and development of the Fuwan silver deposit ( the “Fuwan Silver Project”); and

(c)

New exploration permits acquired or to be acquired in respect of certain mineral properties adjoining the Fuwan and Changkeng properties and known as the Guanhuatang, Luoke-Jilinggang, Guyegang-Sanyatang and Dadinggang properties.

Minco Gold was the sole shareholder of the Company and the two companies had common management at the time of the transaction.  As at the date of transfer, Minco Gold had expended $63,331 in preliminary exploration costs. The Company’s right to the Changkeng Silver Interest is derived from the Changkeng Exploration Permit. As the transfer occurred between a parent and wholly-owned subsidiary, these financial statements reflect the parent’s continuity of interest in the assets transferred. Accordingly, the mineral interests have been reflected retroactively in these financial statements at the parent company’s carrying value of $nil and the exploration costs incurred by the parent have also been reflected in these financial statements as an expense within exploration costs in the period from August 20, 2004 (inception) to December 31, 2004. The shares issued by the Company have been recorded at $63,331.

On September 28, 2004, the Company signed a joint venture agreement with Guangdong Geological Exploration and Development Corporation (“GGEDC”) for the exploration and development of the Fuwan Property. The joint venture agreement provided for the Company and GGEDC to incorporate a Sino-Foreign joint venture company with equity interests of 70% and 30%, respectively.  The joint venture company was never formed and the Company has been providing all of the funding to explore and develop the Fuwan Property. On January 10, 2006, the Company and GGEDC agreed that the joint venture will no longer be pursued and the Company should assume a 100% interest in the Fuwan Property.  Consequently, the Company is now responsible for all of the exploration and development expenditures on the property.  GGEDC will, however, continue to provide professional services and technical assistance to the Company in relation to the Company’s mining activities in Guangdong Province, China in return for a 10% net profit interest in the Fuwan Property.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

3.

Mineral Interests (continued)

The cost of the exploration permit in respect of the Fuwan Silver Project (the “Fuwan Exploration Permit”) has been independently appraised at approximately $1.47 million (RMB10,330,000). On July 20, 2005, the Ministry of Land and Resources, China, approved the transfer of the Fuwan Exploration Permit to Minco Mining (China) Corporation (“Minco China”), a wholly-owned subsidiary of Minco Gold. As of June 30, 2007, the Company had paid a total of approximately $1,036,000 (RMB7,231,000), representing the first two installments payable for the Fuwan Exploration Permit. The remaining installment of approximately $436,000 (RMB3,099,000), which is due on July 20, 2007, is presented in the balance sheet as part of accounts payable and accrued liabilities.

On April 7, 2005, the Company acquired three additional silver exploration permits in China, referred to as the Guanhuatang Property, the Luoke-Jilinggang Property and the Guyegang-Sanyatang Property, and paid $219,594 (RMB1,500,000) for the three permits in September 2005.

The permit application for Dadinggang Property was approved by the Ministry of Lands and Resources in China in December 2006. The Dadinggang area, which covers the northeast extension of the Fuwan silver project, has been added to the Luoke-Jilinggang exploration permit.

The following is a summary of other exploration costs incurred by the Company:

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006	Cumulative from August 20, 2004 (inception) to June 30, 2007

Consulting fees	$ 127,693	$ 58,956	$ 247,177	$ 88,603	$ 672,041
Drilling	1,016,131	150,830	1,285,529	270,168	2,671,350
Labor costs	41,155	8,480	72,914	20,849	159,468
Other exploration costs	194,150	11,460	218,143	25,352	384,363
	$ 1,379,129	$ 229,726	$ 1,823,763	$ 404,972	$ 3,887,222

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

3.

Mineral Interests (continued)

The exploration permits owned by the Company are held through Minco China for and on behalf of the Company.  Although the Company has taken steps to verify the title to mineral properties in which it has an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects. Further, the Company’s interest in the silver mineralization in the Changkeng Property is dependent upon Minco Gold maintaining its interests in the Changkeng Property in accordance with the terms of a joint venture agreement, to which the Company is not a party.  In the event that Minco Gold loses or alienates any or all of its interest in the Changkeng Property, the Company’s interest in the silver mineralization underlying the Changkeng Property will be lost.

On February 8, 2007, Minco China signed a joint venture article with another three Chinese partners to form a joint venture company Guangzhou Mingzhong Mining Co., Ltd. (“Mingzhong”). Under the terms of the joint venture article, Minco Gold may earn up to a 51% interest in the joint venture provided that it invests approximately $425,000 (RMB 3.06 million) in the joint venture. In the event Minco Gold ceases to make its investment contributions, its interest in the joint venture will be subject to dilution.  The Company is not responsible to Minco Gold for any of its current commitments as those are designated for the exploration of gold deposits in the Changkeng Property.  The Company will only be responsible for 51% of any commitments made by the joint venture to explore the silver deposits in the Changkeng Property.  As of June 30, 2007, Minco China has paid RMB 3 million (approximately $417,000). (See Note 10(a))

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

4.

Plant, Property and Equipment

	June 30, 2007
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$ 54,235	$ 16,947	$ 37,288
Leasehold improvements	12,550	2,628	9,922
Mining equipment	1,262	408	854
Motor vehicles	64,089	6,837	57,252
Office equipment and furniture	17,133	2,631	14,502
	$ 149,269	$ 29,451	$ 119,818

	December 31, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$ 51,484	$ 11,392	$ 40,092
Leasehold improvements	8,966	1,621	7,345
Mining equipment	1,262	293	969
Motor vehicles	32,867	5,089	27,778
Office equipment and furniture	5,782	1,447	4,335
	$ 100,361	$ 19,842	$ 80,519

Summary of amortization of plant, property and equipment is as follows:

Three Months Ended June 30		Six Months Ended June 30
2007	2006	2007	2006
$ 4,080	($ 705)	$ 7,685	$ 3,633

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

5.

Share Capital and Special Warrants

(a)

Common Shares

Authorized:  Unlimited number of common shares without par value.

Issued:

	Shares	Amount
Balance, December 31, 2005	25,196,000	$ 9,059,258
Share purchase warrants exercised at $1.25 per share, including $40,000 contributed surplus recognized on the issuance of warrants	111,700	179,625
Stock option exercised at $1.25 per share, including $11,000 contributed surplus recognized on the issuance of options	16,667	31,834
Common shares issued pursuant to 2006 financing (net of share issuance costs of $1,488,606)	5,528,200	14,990,354
Fair value of 2,500,000 prospectus warrants issued in connection with 2006 financing allocated to contributed surplus	-	(2,995,000)
Balance, December 31, 2006	30,852,567	21,266,071
Stock option exercised at $1.25 per share, including $74,000 contributed surplus recognized on the issuance of options	109,999	211,498
Share purchase warrants exercised at $1.50 per share, including $62,000 contributed surplus recognized on the issuance of warrants	167,900	313,850
Balance, June 30, 2007	31,130,466	$ 21,791,419

In October 2005, the Company, Computershare Trust Company of Canada (the “Escrow Agent”) and the principals of the Company (“Principals”) signed an escrow agreement. Pursuant to the escrow agreement, the Principals agreed to deposit an aggregate of 19,190,000 common shares in escrow (the “Escrowed Securities”) with the Escrow Agent.  The escrow agreement provides that the Escrowed Securities will be released as follows: (i) 25% on the date of listing of the Company’s shares on a Canadian exchange (the “Listing Date”); (ii) 25% six months after the Listing Date; (iii) 25% twelve months after the Listing Date; and (iv) 25% eighteen months after the Listing Date. As at June 30, 2007, all common shares have been released from escrow.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

5.         Share Capital and Special Warrants (continued)

On November 17, 2006, the Company completed a public offering (the “Offering”) of 5,000,000 units at a price of $3.00 per unit for gross proceeds of $15,000,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant is exercisable at $3.45 per share until May 17, 2008. The Offering was completed by way of a short form prospectus through a syndicate of underwriters (the “Underwriters”).

On December 1, 2006, the Company completed an additional 528,200 common shares at a price of $2.80 per common share and an additional 375,000 common share purchase warrants (the “Warrant”) at a price of $0.40 per Warrant for gross proceeds of $1,628,960 pursuant to the exercise of an over-allotment option (the “Over-Allotment Option”) by the Underwriters. Each Warrant is exercisable at $3.45 per share until May 17, 2008.

The estimated fair value of the 2,500,000 Warrants, being $2,995,000, has been recorded in contributed surplus for the year ended December 31, 2006. The fair value of the Warrant was calculated using the Black-Scholes option pricing model using a risk-free interest rate of 3.81%, dividend yield of 0% and volatility of 154%. The fair value of the additional 375,000 Warrants, being $150,000, has been recorded in contributed surplus for the year ended December 31, 2006.

The Company paid an underwriting fee of $997,738 or 6% of the proceeds from the sale of the Offering and the Over-Alloment Option, and legal and other costs in relation to the issue amounted to a total of $490,868.

(b)

Share Purchase Warrants

A summary of the status of share purchase warrants and broker options granted by the Company is as follows:

	Number of	Weighted Average
	Warrants	Exercise Price
Outstanding at December 31, 2005	279,600	$1.25
Issued	2,875,000	3.45
Exercised	(111,700)	1.25
Outstanding at December 31, 2006	3,042,900	3.34
Exercised	(167,900)	1.50
Outstanding at June 30, 2007	2,875,000	$3.45

The warrants outstanding as at June 30, 2007 are as follows:

Warrants	Exercise Price	Expiry Date

2,875,000	$3.45	May 17, 2008

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

5.         Share Capital and Special Warrants (continued)

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2005	$ 152,498
2006 stock-based compensation expense	1,448,000
Transfer to share capital on exercise of share purchase warrants	(40,000)
Transfer to share capital on exercise of stock options	(11,000)
Fair value of 2,500,000 prospectus warrants issued in connection with 2006 financing	2,995,000
Fair value of 375,000 warrants issued in connection with Over-Allotment Option of 2006 financing	150,000
Balance at December 31, 2006	4,694,498
2007 stock-based compensation expense	802,000
Transfer to share capital on exercise of stock options	(74,000)
Transfer to share capital on exercise of share purchase warrants	(62,000)
Balance at June 30, 2007	$ 5,360,498

(d)

Stock Options

The Company may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of common shares reserved for issuance is 4,000,000. The Company expenses stock options over their vesting period, with stock options typically vesting in various increments and having a maximum term of five years.

During the first two quarters of 2007, the Company granted 975,000 stock options to its employees and consultants at the price range from $2.10 to $3.25 per share. The Company recorded $802,000 of stock-based compensation expense in this period. The stock options granted vest in various increments and have a term of five years.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

5.         Share Capital and Special Warrants (continued)

 A summary of the status of options granted by the Company is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2005	2,740,000	$ 1.25
Granted	725,000	3.39
Exercised	(16,667)	1.25
Forfeited	(335,000)	1.59
Options outstanding at December 31, 2006	3,113,333	1.71
Granted	975,000	2.43
Exercised	(109,999)	1.25
Forfeited	(218,333)	2.73
Options outstanding at June 30, 2007	3,760,001	$ 1.85

The weighted average fair value of options granted during the period ended June 30, 2007 was $2.24. Each option entitles the holders to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.00- $1.30	2,275,001	3.42	$1.25	691,668	$1.25
$2.80 - $3.67	1,485,000	4.52	$2.77	284,999	$3.08
	3,760,001	3.85	$1.85	976,667	$1.78

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

6.

Related Party Transactions

a.

Due to Minco Gold at June 30, 2007 was $1,261,348 (December 31, 2006 – $442,404), used for expenditures on the Fuwan Property, new silver projects’ investigation, and shared office expenses. The amount due to Minco Gold is unsecured and non-interest bearing. The amount was subsequent repaid to the period end.

b.

In the first two quarters of 2007, the Company paid consulting fees of $54,375 (June 30, 2006 – $40,125) to a director and President of the Company. These consulting fees are included in exploration costs, property investigation and management fees. The Company also paid director’s fees of $32,333 to other directors (June 30, 2006 - $16,500).

c.

In the first two quarters of 2007, the Company paid or accrued $29,045 (June 30, 2006 – $27,349) in respect of rent, $102,922 (June 30, 2006 – $60,201) in respect of exploration costs, and $403,120 (June 30, 2006 – $315,829) in respect of shared office expenses to Minco Gold.

d.

As disclosed in Note 5, the Company entered into a strategic alliance with Silver Standard, a company which is a shareholder of the Company and which is related by one common director.

The above transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

7.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s assets and liabilities and net loss is as follows:

	June 30,	December 31,
	2007	2006
Current Assets
Canada	$ 18,771,833	$ 20,505,205
China	53,546	58,540
	$ 18,825,379	$ 20,563,745

Long-term Assets
Canada	$ 74,358	$ 32,932
China	45,460	47,587
	$ 119,818	$ 80,519

Current Liabilities
Canada	$ 1,338,148	$ 1,038,394
China	664,466	786,332
	$ 2,002,614	$ 1,824,726

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006
Net Loss
Canada	$ (547,952)	$ (535,968)	$ (1,158,322)	$ (991,596)
China	(1,395,540)	(182,836)	(1,909,981)	(239,517)
	$ (1,943,492)	$ (718,804)	$ (3,068,303)	$ (1,231,113)

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

8.

Commitments

(a)

The Company has commitments in respect of Guangdong branch office leases requiring minimum payments of $42,046, as follows:

2007	$ 9,197
2008	18,683
2009	5,333
2010	5,000
2011	3,833
$42,046

The Company shares office space with Minco Gold in Vancouver and China, and pays rental through Minco Gold.

(b)

The Company has committed $1,448,000 for drilling contracts on the Fuwan Property, including the Phase V drilling program and metallurgical and hydrological  testing.

9.

Financial Instruments

Fair value – The fair values of cash, receivables, accounts payable and accrued liabilities and amount due to Minco China approximates their carrying values due to the short-term nature of these financial instruments. Short-term investments are carried at the lower of cost or market value.

Foreign exchange risk – The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk – The Company is exposed to interest rate risk on its short-term investments.

Credit risk – The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to short-term investments.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

10.

Contingencies

(a)

The Company’s interest in the Changkeng Property relates to the assignment to it by Minco Gold of Minco Gold’s right to earn up to a 51% interest in the Changkeng Property’s silver mineralization pursuant to the Preliminary Changkeng Joint Venture (“JV”) Agreement dated April 16, 2004, superseded by the formal joint venture agreement dated September 28, 2004. On February 8, 2007, Minco China, Minco Gold’s wholly owned subsidiary, signed a joint venture article with other three Chinese partners to form a joint venture company Guangzhou Mingzhong Mining Co., Ltd. Mingzhong received the business license on March 30, 2007. Under the terms of the joint venture agreement, Minco Gold may earn up to a 51% interest in the joint venture provided that it invests approximately $425,000 (RMB 3.06 million) in the joint venture. As of June 30, 2007, Minco China has invested RMB 3 million (approximately $417,000) in Mingzhong. The Changkeng Permit has yet to be acquired by Mingzhong. Therefore, the Company’s interest in the silver mineralization of the Changkeng Property is entirely dependent on whether Mingzhong can acquire the Changkeng Permit.

(b)

There is some risk to the Company’s ownership in all of its mineral interests in China as it does not hold its interests directly. The Company, Minco China and Minco Gold have confirmed pursuant to the Second Confirmation Agreement that Minco China holds the Fuwan Permits on behalf of and in trust for the Company on a temporary basis, until such time as the Company has established a new Chinese corporation, majority controlled by the Company. When the Chinese subsidiary has been established, the Company will direct the permits to be transferred, subject to government approval, from Minco China to the newly established subsidiary. The Company has the sole authority to direct Minco China in the future as to any transfer or other transaction relating to the Fuwan Permits. Minco Gold and Minco China agreed in the Second Confirmation Agreement not to transfer, sell, pledge, grant security interests in, or otherwise encumber, in any manner whatsoever, the Fuwan Permits. In addition, Minco Gold agreed pursuant to the Second Confirmation Agreement not to transfer or sell any of its ownership or equity interest in Minco China or encumber its interest in any way if any of the foregoing, individually or in combination, would have the effect of Minco Gold holding at any point in time less than, on an actual or a fully-diluted calculation basis, a 75% unencumbered ownership interest in Minco China. Likewise, Minco China agreed pursuant to the Second Confirmation Agreement not to enter into any agreement or grant any option or right for the purchase, sale, transfer or issuance of any ownership or equity interests in Minco China if any of the foregoing, individually or in combination, would have the effect of Minco Gold holding at any point in time less than, on an actual or a fully-diluted calculation basis, a 75% unencumbered ownership interest in Minco China.

See Note 3 also.

.

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